Exhibit 10.4

ARCUS BIOSCIENCES, INC.
SEVERANCE BENEFITS PLAN
EFFECTIVE AS OF FEBRUARY 20, 2024

1.Establishment and Purpose of Plan. This Arcus Biosciences, Inc. Severance Benefits Plan (the “Plan”) has been established by Arcus Biosciences, Inc. as of the effective date set forth above. The purpose of the Plan is to provide eligible employees of the Company with severance benefits in the event of an involuntary termination, subject to the terms and conditions set forth herein. The Plan is an “employee welfare benefit plan,” as defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. This document constitutes both the written instrument under which the Plan is maintained and the required summary plan description for the Plan.
2.Definitions. The following terms referred to in this Plan shall have the following meanings:
(a)“Base Salary” means Eligible Employee’s annual base salary as in effect immediately prior to an Involuntary Termination; provided that in the event of a Resignation for Good Reason due to a material reduction in Eligible Employee’s base salary, “Base Salary” means Eligible Employee’s annual base salary as in effect immediately prior to such reduction.
(b)“Benefits Tier” means a tier to which an Eligible Employee is assigned for purposes of participation in the Plan, as determined by the individual or entity that sets the Eligible Employee’s compensation (e.g., the Plan Administrator, or a member of the Company’s management) and set forth in the Eligible Employee’s Participation Notice.
(c)“Cause” means Eligible Employee’s (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement with the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) gross negligence or willful misconduct, (vi) continuing failure to perform assigned duties after receiving written notification of the failure from the Company or its Board of Directors or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested such cooperation.
(d)“Change in Control” means (i) a sale, conveyance or other disposition of all or substantially all of the assets, property or business of the Company, except where such sale, conveyance or other disposition is to a wholly owned subsidiary of the Company, (ii) a merger or consolidation of the Company with or into another corporation, entity or person, other than any such transaction in which the holders of voting capital stock of the Company outstanding immediately prior to the transaction continue to hold a majority of the voting capital stock of the Company (or the surviving or acquiring entity) outstanding immediately after the transaction (taking into account only stock of the Company held by such stockholders immediately prior to the transaction and stock issued on account of such stock in the transaction), or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of the Company; provided, however, that a Change in Control shall not include any transaction or series of related transactions (1) principally for bona fide equity financing purposes or (2) effected exclusively for the purpose of changing the domicile of the Company. A series of related transactions shall be deemed to constitute a single transaction for purposes of determining whether a Change in Control has occurred. In addition, if a Change in Control constitutes a payment event with respect to any amount that is subject to Code Section 409A, then the transaction must also constitute a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Code Section 409A.
(e)“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
(f)“Eligible Employee” means an employee of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 3.
(g)“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
(h)“Involuntary Termination” means either Eligible Employee’s (i) Termination without Cause or (ii) Resignation for Good Reason.
(i)“Plan Administrator” means the Company, acting through the Compensation Committee (“Committee”) of the Board of Directors (“Board”) of the Company or another duly constituted committee of members of the Board, or any person to whom the Plan Administrator or the Board has delegated any authority or responsibility with respect to the Plan pursuant to Section 13, but only to the extent of such delegation.
(j)“Resignation for Good Reason” means a Separation as a result of Eligible Employee’s resignation from employment within 12 months after one of the following conditions has come into existence without Eligible Employee’s consent: (i) a reduction in Eligible Employee’s annual Base Salary by more than 10%, other than a general reduction that is part of a cost-reduction program that affects all similarly situated employees in substantially the same proportions, (ii) a relocation of Eligible Employee’s principal workplace by more than 25 miles from its location prior to such Change in Control or (iii) a material reduction of responsibilities, authority or duties, provided that neither a mere change in title alone nor reassignment following a Change in Control to a position that is similar to the position held prior to the Change in Control shall constitute a material reduction in job responsibilities. A Resignation for Good Reason will not be deemed to have occurred unless the employee gives the Company written notice of the condition within 90 days after the condition comes into existence and the Company fails to remedy the condition within 30 days after receiving such written notice.
(k)“Separation” means a “separation from service” as defined in the regulations under Code Section 409A.
(l)“Termination Without Cause” means a Separation as a result of the termination of Eligible Employee’s employment by the Company without Cause, provided the individual is willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).
3.Eligible Employees.
(a)An employee of the Company is eligible to participate in the Plan if (i) the employee has the title of Vice President or higher or has otherwise been designated by the Plan Administrator as eligible to participate; (ii) such employee is designated as an Eligible Employee by the Plan Administrator through a participation notice in the form attached hereto as Exhibit A (the “Participation Notice”), which shall specify the employee’s Benefits Tier; (iii) the employee has signed and returned the Participation Notice provided by the Plan Administrator; and (iv) the employee meets the other Plan eligibility requirements set forth in this Section 3.
(b)The determination of whether an employee is an Eligible Employee and his or her respective Benefits Tier shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.
4.Involuntary Termination Absent a Change in Control.

(a)If an Eligible Employee is subject to an Involuntary Termination that occurs prior to or more than twelve months following a Change in Control and such Eligible Employee satisfies the conditions described in Section 6 below, then:
(i)The Eligible Employee shall receive a lump sum cash severance payment equal to the Eligible Employee’s Base Salary for the Non-CIC Severance Period set forth below associated with such Eligible Employee’s Benefits Tier following his or her Separation;
(ii)If the Eligible Employee timely elects continued coverage under COBRA, the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (A) the last day of the Non-CIC Severance Period associated with the Eligible Employee’s Benefits Tier following his or her Separation, (B) the expiration of Eligible Employee’s continuation coverage under COBRA or (C) the date when Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period, the “COBRA Period”). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay Eligible Employee a taxable monthly payment for the COBRA Period in an amount equal to the monthly COBRA premium that Eligible Employee would be required to pay to continue the group health coverage in effect on the date of Eligible Employee’s Separation for Eligible Employee and Eligible Employee’s eligible dependents pursuant to the Company’s health insurance plans in which Eligible Employee or Eligible Employee’s eligible dependents participated as of the day of Eligible Employee’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Eligible Employee elects COBRA continuation coverage; and
(iii)The Company may, but is not required to (as determined by the Company in its sole discretion), pay the Eligible Employee a lump-sum cash amount equal to Eligible Employee’s annual target bonus established by the Company for the fiscal year in which Eligible Employee’s Separation occurs, prorated based on the number of days that Eligible Employee was employed by the Company during such fiscal year.
(b)The Non-CIC Severance Period for each Benefits Tier is:

Benefits Tier	Non-CIC Severance Period
1	Twelve (12) months
2	Six (6) months

5.Involuntary Termination Following a Change in Control.
(a)If an Eligible Employee is subject to an Involuntary Termination that occurs within twelve months following a Change in Control and Eligible Employee satisfies the conditions described in Section 6 below, then:
(i)The Eligible Employee shall receive a lump sum cash severance payment equal to the Eligible Employee’s Base Salary for the CIC Severance Period set forth below associated with such Eligible Employee’s Benefits Tier following his or her Separation;
(ii)If the Eligible Employee timely elects continued coverage under COBRA, the Company shall pay the same portion of the monthly premium under COBRA as it pays for active employees and their eligible dependents until the earliest of (A) the last day of the CIC Severance Period associated with the Eligible Employee’s Benefits Tier following his or her Separation, (B) the expiration of Eligible Employee’s continuation coverage under COBRA or (C) the date when Eligible Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment (such period, the “CIC COBRA Period”). Notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing subsidy of COBRA coverage without potentially violating or causing the Company to incur additional expense as a result of noncompliance with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead will pay Eligible Employee a taxable monthly payment for the CIC COBRA Period in an amount equal to the monthly COBRA premium that Eligible Employee would be required to pay to continue the group health coverage in effect on the date of Eligible Employee’s Separation for Eligible Employee and Eligible Employee’s eligible dependents pursuant to the Company’s health insurance plans in which Eligible Employee or Eligible Employee’s eligible dependents participated as of the day of Eligible Employee’s Separation (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made regardless of whether Eligible Employee elects COBRA continuation coverage;
(iii)The Company shall pay the Eligible Employee a lump-sum cash amount equal to Eligible Employee’s annual target bonus established by the Company for the fiscal year in which Eligible Employee’s Separation occurs, which, for the avoidance of doubt, will not be prorated based on the number of days that Eligible Employee was employed by the Company during such fiscal year; and
(iv)Eligible Employee shall vest in all of Eligible Employee’s remaining unvested equity awards.
(b)The CIC Severance Period for each Benefits Tier is:

Benefits Tier	CIC Severance Period
1	Twenty-Four (24) months
2	Twelve (12) months

6.Preconditions to Receipt of Severance Benefits. As a condition to Eligible Employee’s receipt of any benefits described in Section 4 or 5, each Eligible Employee must:
(a)Execute and allow to become effective a waiver and release of claims in the form provided by the Company (the “Release”), which Release may be included by the Company in a separate separation agreement, within the applicable deadline set forth therein, which will in no event be later than 50 days after Eligible Employee’s employment terminates. If Eligible Employee fails to return the release by the deadline or if Eligible Employee revokes the release, then Eligible Employee will not be entitled to the benefits described herein.
(b)Promptly return all Company property in his or her possession, including (i) all equipment, devices, badges, keys, credit cards and the like provided by the Company and (ii) any and all documents, files and other materials containing Company data and/or information (including reproductions thereof). As a condition to receiving benefits under the Plan, each Eligible Employee must not make or retain copies, reproductions or summaries of any such Company documents, information or property. However, an Eligible Employee is not required to return his or her personal copies of documents evidencing the Eligible Employee’s employment, termination, compensation, benefits and equity awards.
(c)Comply with his or her continuing obligations to the Company under the Proprietary Information and Invention Assignment Agreement entered into with the Company;

(d)Immediately resign as a member of the Company’s Board of Directors and as a member of the board of directors or other offices of any subsidiaries, affiliates or other entities associated with the Company as requested by the Company.
7.Timing of Benefits. All such benefits will be provided, paid or commence within 60 days after Eligible Employee’s Involuntary Termination (and, where applicable, will include at such time any amounts accrued from the date of Eligible Employee’s Separation). If such 60-day period spans two calendar years, then such benefit will in any event be provided, paid or commence in the second calendar year.
8.Integration With Other Pay or Benefits Requirements. The severance payments and benefits provided for in the Plan are the maximum benefits that the Company will pay to an Eligible Employee in the event of an Involuntary Termination, except to the extent otherwise specifically provided in a separate agreement. To the extent that any federal, state or local law, including, without limitation, so-called “plant closing” laws, requires the Company to give advance notice or make a payment of any kind to an employee because of that employee’s involuntary termination due to a layoff, reduction in force, plant or facility closing, sale of business, or similar event, the benefits provided under this Plan or the other arrangement shall either be reduced or eliminated to avoid any duplication of payment. The Company intends for the benefits provided under this Plan to partially or fully satisfy any and all statutory obligations that may arise out of an employee’s involuntary termination for the foregoing reasons and the Company shall so construe and implement the terms of the Plan. For each Eligible Employee, this Plan shall supersede any other change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to such Eligible Employee and any change in control or severance benefits in any individually negotiated employment contract, severance agreement, change in control agreement or other agreement between the Company and such Eligible Employee.
9.At-Will Employment. Neither the establishment nor maintenance of the Plan, any amendment of the Plan, nor the making of any benefit payment hereunder shall (a) confer upon any Eligible Employee any right to continue in the employ of the Company, (b) constitute any contract or agreement of employment, or (c) interfere in any way with the at-will nature of Eligible Employee’s employment with the Company. The Company expressly reserves the right to discharge any of its employees at any time, with or without cause. However, as described in the Plan, an Eligible Employee may be entitled to benefits under the Plan depending upon the circumstances of his or her termination of employment.
10.Section 409A. The Company intends that all payments and benefits provided under this Plan or otherwise are exempt from, or comply with, with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) so that none of the payments or benefits will be subject to the additional tax imposed under Code Section 409A, and any ambiguities herein will be interpreted in accordance with such intent. For purposes of Code Section 409A, each payment, installment or benefit payable under this Plan is hereby designated as a separate payment. In addition, if the Company determines that Eligible Employee is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of Eligible Employee’s Separation, then (a) any severance payments or benefits, to the extent that they are subject to Code Section 409A, will not be paid or otherwise provided until the first business day following the earlier of (i) expiration of the six-month period measured from Eligible Employee’s Separation or (ii) the date of Eligible Employee’s death and (b) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence.
11.Section 280G.
(a)Notwithstanding anything contained in this Plan to the contrary, in the event that the payments and benefits provided pursuant to this Plan, together with all other payments and benefits received or to be received by Eligible Employee (“Payments”), constitute “parachute payments” within the meaning of Code Section 280G, and, but for this Section 11, would be subject to the excise tax imposed by Code Section 4999 (the “Excise Tax”), then the Payments shall be made to Eligible Employee either (i) in full or (ii) as to such lesser amount as would result in no portion of the Payments being subject to the Excise Tax (a “Reduced Payment”), whichever of the foregoing amounts, taking into account applicable federal, state and local income taxes and the Excise Tax, results in Eligible Employee’s receipt on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For the avoidance of doubt, the Payments shall include acceleration of vesting of equity awards granted by the Company that vest based on service to the Company and that accelerate in connection with a Change in Control of the Company, but only to the extent such acceleration of vesting is deemed a parachute payment with respect to a Change in Control of the Company.
(b)For purposes of determining whether to make a Reduced Payment, if applicable, the Company shall cause to be taken into account all federal, state and local income and employment taxes and excise taxes applicable to the Eligible Employee (including the Excise Tax). If a Reduced Payment is made, the Company shall reduce or eliminate the Payments in the following order, unless (to the extent permitted by Section 409A of the Code) Eligible Employee elects to have the reduction in payments applied in a different order: (1) cancellation of accelerated vesting of options with no intrinsic value, (2) reduction of cash payments, (3) cancellation of accelerated vesting of equity awards other than options, (4) cancellation of accelerated vesting of options with intrinsic value and (5) reduction of other benefits paid to the Eligible Employee. In the event that acceleration of vesting is reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Eligible Employee’s equity awards. In the event that cash payments or other benefits are reduced, such reduction shall occur in reverse order beginning with payments or benefits which are to be paid farthest in time from the date of the determination. For avoidance of doubt, an option will be considered to have no intrinsic value if the exercise price of the shares subject to the option exceeds the fair market value of such shares.
(c)All determinations required to be made under this Section 11 (including whether any of the Payments are parachute payments and whether to make a Reduced Payment) will be made by a nationally recognized independent accounting or consulting firm selected by the Company. For purposes of making the calculations required by this section, the firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company will bear the costs that the firm may reasonably incur in connection with the calculations contemplated by this Section 11. The firm’s determination will be binding on both Eligible Employee and the Company absent manifest error.
(d)As a result of uncertainty in the application of Sections 4999 and 280G of the Code at the time of the initial determination by the accounting or consulting firm hereunder, it is possible that payments will have been made by the Company which should not have been made (an “Overpayment”) or that additional payments which will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of whether and to what extent a Reduced Payment shall be made hereunder. In either event, the firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the event that the firm determines that an Overpayment has occurred, the Eligible Employee shall promptly repay, or transfer, to the Company the amount of any such Overpayment; provided, however, that no amount shall be payable, or transferable, by the Eligible Employee to the Company if and to the extent that such payment or transfer would not reduce the amount that is subject to taxation under Section 4999 of the Code. In the event that the firm determines that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Eligible Employee, together with interest at the applicable federal rate provided in Section 7872(f)(2) of the Code.
(e)If this Section 11 is applicable with respect to an Eligible Employee’s receipt of a Reduced Payment, it shall supersede any contrary provision of any plan, arrangement or agreement governing the Eligible Employee’s rights to the Payments.
12.Clawback and Recovery. All payments and severance benefits provided under the Plan will be subject to recoupment in accordance with the Company’s Clawback Policy, as may be amended by the Company from time to time. In addition, the Plan Administrator may impose such other clawback, recovery or recoupment provisions as the Plan Administrator determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of common stock of the Company or other cash or property. No recovery of compensation under such a clawback policy will be an event giving rise to a right to resign for Good Reason, constructive termination, or any similar term under any plan of or agreement with the Company.
13.Plan Administration.
(a)The Plan will be administered, interpreted and operated by the Plan Administrator (in its sole discretion). The Plan Administrator is the “named fiduciary” of the Plan for purposes of ERISA and will be subject to the fiduciary standards of ERISA when acting in such capacity. The Plan Administrator will have the exclusive right and full discretion (i) to interpret the Plan, (ii) to designate employees eligible to participate in the Plan and provide Participation Notices to any such Eligible Employees, (iii) to decide any and all matters arising under the Plan or any Participation Notice (including the right to remedy possible ambiguities, inconsistencies, or omissions), (iv) to make, amend and rescind such rules as it deems necessary or appropriate for the proper administration of the Plan, and (v) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including eligibility for any benefit or payment under the Plan.
(b)The Plan Administrator may, in its sole discretion and on such terms and conditions as it may provide, delegate in writing to one or more officers of the Company all or any portion of its authority or responsibility with respect to the Plan. All decisions, interpretations and/or other actions of the Plan Administrator and its authorized delegates (including with respect to whether an Involuntary Termination or a Change in Control has occurred) will be final, conclusive and binding on all persons and will be given the maximum possible deference permitted by law.
(c)To the extent that the Plan Administrator has delegated administrative authority or responsibility to one or more officers of the Company, each such officer will not be excluded from participating in the Plan if otherwise eligible, but he or she is not entitled to act upon or make determinations regarding any matters pertaining specifically to his or her own benefit or eligibility under the Plan. The Plan Administrator will act upon and make determinations regarding any matters pertaining specifically to the benefit or eligibility of each such officer under the Plan.
14.Amendment or Termination. The Company, by action of the Board or the Plan Administrator, reserves the right to amend or terminate the Plan at any time in its sole discretion, provided, however, that (a) no such amendment or termination may reduce or alter to the detriment of an Eligible Employee the severance benefits payable, or potential payable, to such Eligible Employee under the Plan (including, without limitation, imposing additional conditions) without his or her consent, and (b) no such amendment or termination made after a Change in Control shall be effective for one (1) year.
15.Claims Procedure. Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. Any employee or other person who believes he or she is entitled to any payment under the Plan (a “claimant”) may submit a claim in writing to the Plan Administrator within 90 days of the earlier of (i) the date the claimant learned the amount of their severance benefits payable, or potential payable, to such Eligible Employee under the Plan, or (ii) the date the claimant learned that he or she will not be entitled to any benefits under the Plan. In determining claims for benefits, the Plan Administrator or its delegate has the authority to interpret the Plan, to resolve ambiguities, to make factual determinations, and to resolve questions relating to eligibility for and amount of benefits. If the claim is denied (in full or in part), the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice will also describe any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary and the Plan’s procedures for appealing the denial (including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described below). The denial notice will be provided within 90 days after the claim is received. If special circumstances require an extension of time (up to 90 days), written notice of the extension will be given to the claimant (or representative) within the initial 90-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the Plan Administrator expects to render its decision on the claim. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. The Plan Administrator has delegated the claims review responsibility to the Company’s General Counsel or such other individual designated by the Plan Administrator, except in the case of a claim filed by or on behalf of the Company’s General Counsel or such other individual designated by the Plan Administrator, in which case, the claim will be reviewed by the Company’s Chief Executive Officer.
16.Appeal Procedure. If the claimant’s claim is denied, the claimant (or his or her authorized representative) may apply in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee or other entity) for a review of the decision denying the claim. Review must be requested within 60 days following the date the claimant received the written notice of their claim denial or else the claimant loses the right to review. A request for review must set forth all of the grounds on which it is based, all facts in support of the request, and any other matters that the claimant feels are pertinent. In connection with the request for review, the claimant (or representative) has the right to review and obtain copies of all documents and other information relevant to the claim, upon request and at no charge, and to submit written comments, documents, records and other information relating to his or her claim. The review shall take into account all comments, documents, records and other information submitted by the claimant (or representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The appeals official will provide written notice of its decision on review within 60 days after it receives a review request. If special circumstances require an extension of time (up to 60 days), written notice of the extension will be given to the claimant (or representative) within the initial 60-day period. This notice of extension will indicate the special circumstances requiring the extension of time and the date by which the appeals official expects to render its decision. If the extension is provided due to a claimant’s failure to provide sufficient information, the time frame for rendering the decision on review is tolled from the date the notification is sent to the claimant about the failure to the date on which the claimant responds to the request for additional information. If the claim is denied (in full or in part) upon review, the claimant will be provided a written notice explaining the specific reasons for the denial and referring to the provisions of the Plan on which the denial is based. The notice shall also include a statement that the claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim and a statement regarding the claimant’s right to bring an action under Section 502(a) of ERISA. The Plan Administrator has delegated the appeals review responsibility to the Company’s General Counsel, except in the case of an appeal filed by or on behalf of the Company’s General Counsel, in which case, the appeal will be reviewed by the Company’s Chief Executive Officer.
17.Judicial Proceedings. No judicial proceeding shall be brought to recover benefits under the Plan until the claims procedures described in Sections 12 and 13 have been exhausted and the Plan benefits requested have been denied in whole or in part. If any judicial proceeding is undertaken to further appeal the denial of a claim or bring any other action under ERISA (other than a breach of fiduciary duty claim), the evidence presented shall be strictly limited to the evidence timely presented to the Plan Administrator or its delegate, unless any new evidence has since been uncovered following completion of the claims procedures described in Sections 15 and 16. In addition, any such judicial proceeding must be filed within one year after the claimant’s receipt of notification that his or her appeal was denied.
18.Source of Payments. All severance benefits payable, or potential payable, to such Eligible Employee under the Plan will be paid in cash from the general funds of the Company; no separate fund will be established under the Plan, and the Plan will have no assets. No right of any person to receive any payment under the Plan will be any greater than the right of any other general unsecured creditor of the Company.
19.Inalienability. In no event may any current or former employee of the Company or any of its Affiliates sell, transfer, anticipate, assign or otherwise dispose of any right or interest under the Plan. At no time will any such right or interest be subject to the claims of creditors nor liable to attachment, execution or other legal process.
20.Company’s Successors. Any successor to the Company or to all or substantially all of the Company’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise) shall assume the Company’s obligations under this Plan and agree expressly to perform the Company’s obligations under this Plan in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under the Plan, the term “Company” will include any successor to the Company’s business and/or assets which become bound by the terms of the Plan by operation of law, or otherwise.
21.Indemnification. The Company hereby agrees to indemnify and hold harmless the officers and employees of the Company, and the members of its boards of directors, from all losses, claims, costs or other liabilities arising from their acts or omissions in connection with the administration, amendment or termination of the Plan, to the maximum extent permitted by applicable law. This indemnity will cover all such liabilities, including judgments, settlements and costs of defense. The Company will provide this indemnity from its own funds to the extent that insurance does not cover such liabilities. This indemnity is in addition to and not in lieu of any other indemnity provided to such person by the Company.
22.Additional Information.
Plan Name: Arcus Biosciences, Inc. Severance Benefits Plan
Plan Sponsor: Arcus Biosciences, Inc.
Identification Numbers: 501
Plan Year: January 1 - December 31
Plan Administrator and
Agent for Service of Legal Process: General Counsel
Arcus Biosciences, Inc.
1800 Sierra Point Pkwy
Brisbane, CA 94005
Type of Plan: Severance Plan/Employee Welfare Benefit Plan
Plan Costs: The cost of the Plan is paid by the Company

23.Statement of Eligible Employee ERISA Rights. As an Eligible Employee under the Plan, you have certain rights and protections under ERISA:
(a)You may examine (without charge) all Plan documents, including any amendments and copies of all documents filed with the U.S. Department of Labor. These documents are available for your review on the human resources section of the Company’s intranet under “Resources”.
(b)You may obtain copies of all Plan documents and other Plan information upon written request to the Plan Administrator at no charge.
In addition to creating rights for Eligible Employees, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate the Plan (called “fiduciaries”) have a duty to do so prudently and in the interests of you and the other Eligible Employees. No one, including the Company or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a severance benefit is denied, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. (The claim review procedure is explained in Sections 15 and 16 above.)
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents and do not receive them within thirty days, you may file suit in a federal court. In such a case, the court may require the Plan Administrator to provide the materials and to pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim which is denied or ignored, in whole or in part, you may file suit in a federal court. If it should happen that you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
If you have any questions regarding the Plan, please contact the Plan Administrator or the Company’s General Counsel. If you have any questions about this statement or about your rights under ERISA, you may contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory, or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W. Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration at 1-866-444-3272.
24. Miscellaneous Provisions.
(a)Choice of Law. The provisions of the Plan will be construed, administered and enforced in accordance with ERISA. To the extent ERISA is not applicable, the provisions of the Plan will be governed by the internal substantive laws of the State of California, and construed accordingly, without giving effect to principles of conflicts of laws.
(b)Tax Withholding. Any payments provided for hereunder are subject to reduction to reflect applicable withholding and payroll taxes and other reductions required under federal, state or local law.
(c)Notices. Any notice required by the terms of this Plan shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with nationally recognized overnight courier, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office (attention General Counsel) and to Eligible Employee at the address that he or she most recently provided to the Company in accordance with this Subsection (c).
(d)Severability. The invalidity or unenforceability of any provision or provisions of this Plan shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

EXHIBIT A
PARTICIPATION NOTICE

Name:
Arcus Biosciences, Inc. (the “Company”) is pleased to inform you that you are eligible to participate in the Severance Benefits Plan (the “Plan”), a copy of which is attached to this Participation Notice. The Plan and this Participation Notice shall replace and supersede any other change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to you and any change in control or severance benefits in any individually negotiated employment contract, severance agreement, change in control agreement or other agreement between the Company and you, including but not limited to the Severance and Change in Control Agreement previously entered into between the Company and you effective as of [DATE].
Your Benefits Tier has been designated as: Tier ___.
You will receive the benefits set forth in the Plan if you meet all the eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and allowing such Release to become effective in accordance with its terms.
In the event of any conflict between this Participation Notice and the Plan, the terms of the Plan shall prevail.
To accept the terms of this Participation Notice and actually become a participant in the Plan, you must sign and date this Participation Notice in the space provided below and return it to _____________________ as soon as practicable.

Signature:
Date: